EXHIBIT 5.5

Deutsche Bank

To:	Deutsche Bank Aktiengesellschaft

Taunusanlage 12

60325 Frankfurt am Main

Germany

July 8, 2020

Deutsche Bank Aktiengesellschaft – $500,000,000 Fixed to Floating Reset Rate Subordinated Tier 2 Notes due 2031

Ladies and Gentlemen:

In our capacity as counsel of Deutsche Bank Aktiengesellschaft (the “Bank”), we have advised the Bank as to matters of German law in connection with the offering and sale (the “Offer”) pursuant to a registration statement on Form F-3 (No. 333-226421) filed with the Securities and Exchange Commission (the “Commission”) on July 30, 2018 (the “Registration Statement”), as amended by pre-effective amendment no. 1, filed with the Commission on August 14, 2018, and as further amended by pre-effective amendment no. 2, filed with the Commission on August 17, 2018 and declared effective by the Commission on August 20, 2018, and the base prospectus dated August 20, 2018, as supplemented by the preliminary prospectus supplement dated June 29, 2020 and the final prospectus supplement dated June 29, 2020 (together, the “Prospectus”) of $500,000,000 aggregate principal amount of the Fixed to Floating Reset Rate Subordinated Tier 2 Notes due 2031 (the “Notes”) issued by the Bank, acting through its New York branch, pursuant to a Subordinated Indenture, dated May 21, 2013 (the “Base Subordinated Indenture”), as supplemented by the Third Supplemental Subordinated Indenture, dated December 1, 2017 (the “Third Supplemental Subordinated Indenture”), as additionally supplemented by the Fifth Supplemental Subordinated Indenture, dated on or about July 8, 2020 (the “Fifth Supplemental Subordinated Indenture”), and as further supplemented by the Sixth Supplemental Subordinated Indenture, dated on or about July 8, 2020 (the “Sixth Supplemental Subordinated Indenture” and, together with the Base Subordinated Indenture, the Third Supplemental Subordinated Indenture, and the Fifth Supplemental Subordinated Indenture, the “Subordinated Indenture”), in each case among the Bank, Wilmington Trust, National Association, as trustee (the “Trustee”), and Deutsche Bank Trust Company Americas, as paying agent, transfer agent and registrar and authenticating agent (the “Agent”).

This opinion is confined to and given on the basis of German law as it exists at the date hereof. We have made no investigation of the laws of the State of New York or of any other jurisdiction as a basis for this opinion and do not express or imply any opinion thereon. We have assumed that there is nothing in such laws which affects this opinion.

For the purpose of this opinion we have examined the following documents:

(a)	the Articles of Association (Satzung) of the Bank as currently in force;

(b)	scanned copies of the Subordinated Indenture and the Notes in global form as executed by the Bank and authenticated by the Agent (collectively, the “Transaction Documents”);

(c)	electronic copies of the Registration Statement and the Prospectus;

(d)	scanned copies of the powers of attorney issued on behalf of the Bank by Christian Sewing and James von Moltke, members of the Management Board of the Bank, on July 17, 2018; and

(e)	such other documents as we have deemed necessary to enable us to give this opinion.

Chairman of the Supervisory Board: Paul Achleitner.

Management Board: Christian Sewing (Chairman), Fabrizio Campelli, Frank Kuhnke, Bernd Leukert, Stuart Lewis, Christina Riley, James von Moltke, Karl von Rohr, Werner Steinmüller.

Deutsche Bank Aktiengesellschaft domiciled in Frankfurt am Main; Local Court of Frankfurt am Main, HRB No 30 000; VAT ID No DE114103379; www.db.com.

We have relied, as to matters of fact, on certificates of the responsible officers of the Bank and public officials. We have assumed that:

(i)

the Transaction Documents are within the capacity and power of, and have been validly authorized, executed and delivered by, the parties thereto other than the Bank and that there has been no breach of any of the terms thereof;

(ii)

the Transaction Documents are valid, binding and enforceable under the laws of the State of New York (by which they are expressed to be governed, except with respect to the subordination provisions which are expressed to be governed by the laws of Germany (the “German Law Provisions”)), except that no such assumption is made as to the German Law Provisions;

(iii)	the Notes are being offered and sold as contemplated by the Registration Statement and the Prospectus;

(iv)

the Base Subordinated Indenture has not subsequently been amended in a manner applicable to the Notes other than by means of the Third Supplemental Subordinated Indenture, the Fifth Supplemental Subordinated Indenture, and the Sixth Supplemental Subordinated Indenture;

(v)	the Notes have not subsequently been amended;

(vi)	the Powers of Attorney have not subsequently been amended; and

(vii)	all signatures on all documents submitted to us are genuine and that copies of all documents submitted to us are complete and conform to the originals.

Based upon the foregoing we are of the opinion that:

(1)

the Bank is duly organized and validly existing as a stock corporation (Aktiengesellschaft) under the laws of Germany and had the corporate power to, and undertook all necessary corporate action to, execute, deliver and file the Registration Statement;

(2)	the Bank has corporate power and capacity to execute and deliver the Transaction Documents and to perform its obligations thereunder;

(3)	the execution and delivery of the Transaction Documents have been duly authorized by all necessary corporate action of the Bank;

(4)

the Subordinated Indenture has been validly executed and delivered on behalf of the Bank and constitutes a valid and binding obligation of the Bank, which, with respect to the Notes, is to be performed through the Bank’s New York branch;

(5)	the terms of the Notes, having been established by the Sixth Supplemental Indenture, have been duly authorized by the Bank;

(6)	the Notes have been validly executed and delivered on behalf of the Bank and constitute valid and binding obligations of the Bank, which are to be performed through the Bank’s New York branch; and

(7)

the courts in Germany (assuming they accept jurisdiction) would observe and give effect to the choice of the laws of the State of New York as governing the Transaction Documents, except for the German Law Provisions thereof, with respect to which such courts would observe and give effect to German law.

This opinion is subject to the following qualifications:

(A)

enforcement of the Transaction Documents may be limited by bankruptcy, insolvency, liquidation, reorganization, limitation and other laws of general application, or by governmental acts, relating to or affecting the rights of creditors;

(B)

enforcement of any agreement, instrument or document may be limited by any resolution measures exercised by the competent resolution authority under the relevant resolution laws and regulations applicable to the Bank; the resolution authority may convert to equity or reduce the principal amount of liabilities, transfer assets, rights and liabilities and take other resolution measures which relate to or affect the rights of creditors;

(C)	enforcement of rights may be limited by statutes of limitation or lapse of time;

(D)

courts in Germany (assuming they accept jurisdiction) do not apply provisions of foreign law to the extent such provisions are obviously irreconcilable with essential principles of German law, in particular rights under constitutional law of Germany;

(E)

any judicial proceedings in Germany enforcing rights will be subject to the rules of civil procedure as applied by the courts in Germany, which inter alia and without limitation, might require the translation of foreign language documents into the German language; and

(F)	we do not express an opinion as to any rights and obligations the Bank may have or appears to have under the Transaction Documents against itself.

We hereby consent to the use of our name in the Prospectus under the heading “Legal Matters”, as counsel for the Bank who has passed on the validity of the Notes, to the filing of this opinion with the Commission as Exhibit 5.5 to the Bank’s Current Report on Form 6-K, dated June 29, 2020, and to the incorporation by reference of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Commission promulgated thereunder.

This opinion is furnished by us, as counsel of the Bank, in connection with the Offer and, except as provided in the immediately preceding paragraph, is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written approval in each instance, or relied upon by any other person. We assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

This opinion shall be governed by and construed in accordance with the laws of Germany.

Very truly yours,

/s/ Dr. Philipp Federlin	/s/ Dr. Mathias Otto
Dr. Philipp Federlin Associate General Counsel of Deutsche Bank AG	Dr. Mathias Otto General Counsel of Infrastructure and Regulatory Advice of Deutsche Bank AG